Exhibit 1

FLUID MUSIC CANADA, INC.

(FORMERLY FLUID MUSIC, INC.)

Annual Information Form
Year Ended December 31, 2008

March 31, 2009

TABLE OF CONTENTS

1.	CORPORATE STRUCTURE	2

1.1.	Name, Address and Incorporation	2

1.2.	Intercorporate Relationships	2

2.	GENERAL DEVELOPMENT OF THE BUSINESS	3

2.1.	History	3

2.2.	Significant Acquisitions	4

3.	DESCRIPTION OF THE BUSINESS	5

3.1.	General	5

3.2.	Bankruptcy and Similar Procedures	6

3.3.	Reorganizations	7

3.4.	Risk Factors	7

4.	DIVIDENDS	16

5.	DESCRIPTION OF CAPITAL STRUCTURE	16

6.	MARKET FOR SECURITIES	17

6.1.	Trading Price and Volume	17

7.	SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	18

8.	DIRECTORS AND OFFICERS	18

8.1.	Name, Address, Occupation and Security Holding	19

8.2.	Bankruptcies	20

9.	PROMOTERS	21

10.	LEGAL PROCEEDINGS AND REGULATORY ACTIONS	21

10.1.	Legal Proceedings	21

10.2.	Regulatory Actions	22

11.	INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	22

12.	TRANSFER AGENTS AND REGISTRARS	22

13.	MATERIAL CONTRACTS	22

14.	INTEREST OF EXPERTS	23

14.1.	Names of Experts	23

14.2.	Interests of Experts	23

15.	AUDIT COMMITTEE INFORMATION	23

15.1.	Audit Committee’s Charter	23

15.2.	Composition of the Audit Committee	23

15.3.	Relevant Education and Experience	23

15.4.	Audit Committee Oversight	24

15.5.	Reliance on Certain Exemptions	24

15.6.	External Auditor Service Fees	24

16.	ADDITIONAL INFORMATION	25

FORWARD-LOOKING INFORMATION

This Annual Information Form (the “AIF”) contains “forward-looking statements” which reflect the current expectations of management of Fluid Music Canada, Inc. (“Fluid” or the “Company”) regarding the Company’s future growth, results of operations, performance, business prospects and opportunities. Wherever possible, words such as “may”, “would”, “could”, “should”, “will”, “anticipate”, “believe”, “plan”, “expect”, “intend”, “estimate”, “aim”, “endeavour”, “seek”, “predict”, “potential” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s current beliefs with respect to future events and are based on information currently available to management of the Company. Forward-looking statements involve significant risks, uncertainties and assumptions. In particular, such forward-looking statements assume that the Company’s current products, technology, and pricing models, remain competitive in a rapidly changing digital music market. Such forward-looking statements also assume, to an extent, the Company’s ability to identify attractive, complementary acquisition targets, negotiate acceptable acquisition terms, and obtain acquisition financing on reasonable terms, all factors subject to rapidly evolving market conditions. Furthermore, future acquisitions, or other strategic business decisions that are required by a changing music market and challenging capital markets, may have the effect of transforming the Company’s business model substantially beyond what is described in this AIF. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in greater detail in the “Risk Factors” section of this AIF. The following AIF should be read in conjunction with the audited consolidated financial statements and the annual MD&A of the Company filed on SEDAR at www.sedar.com.

The Company assumes no obligation to publicly release any revision to any forward-looking statements contained in this AIF, except as required by law.

DATE OF INFORMATION

Unless otherwise stated in this AIF, the information contained herein is at March 31, 2009.

CURRENCY

Unless otherwise stated in this AIF, all currency references are in U.S. dollars.

1.             CORPORATE STRUCTURE

1.1.         Name, Address and Incorporation

The Company’s predecessor, Fluid Audio Network, Inc. (“Fluid Audio”), was incorporated in the State of Delaware on September 20, 2004. On February 14, 2007, Fluid Audio entered into a plan and agreement of merger (the “Merger Agreement”) with Freedom 20, Inc. (“Freedom 20”), a Delaware company incorporated on June 27, 2006 for the purpose of pursuing a business combination. Concurrently with the execution of the Merger Agreement, Fluid Audio purchased all of the issued and outstanding shares of Freedom 20 for an aggregate purchase price of $1.00 and Freedom 20 became a wholly-owned subsidiary of Fluid Audio. Freedom 20 subsequently effected a short-form parent subsidiary merger, following which the separate existence of Fluid Audio was terminated and Freedom 20, the surviving entity, changed its name to “Fluid Media Networks, Inc.”. On May 17, 2007, the Company effected a corporate reorganization pursuant to which the Company was continued under the laws of the State of Nevada and all of the Company’s business operations were transferred to Fluid Media Networks USA, Inc. (the “U.S. Subsidiary”), a newly incorporated Delaware wholly-owned subsidiary of the Company. On April 14, 2008, the Company changed its name to Fluid Music, Inc. and on March 17, 2008, the U.S. Subsidiary changed its name to Fluid Music USA, Inc.

The Company was continued under the Canadian Business Corporations Act on June 17, 2008 under the name Fluid Music Canada, Inc. The head office of the Company is located at 300 Corporate Pointe, Fifth Floor Culver City, CA, U.S.A., 90230. The registered office of the Company is located at 5300 Commerce Court West, 199 Bay St., Toronto, Canada, M5L 1B9.  The Company’s common shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol FMN.

1.2.         Intercorporate Relationships

The Company has three wholly-owned subsidiaries: Fluid Music USA, Inc. a company incorporated under in the State of Delaware, Fluid Audio Media, LLC, a limited liability company organized under the laws of Delaware, and Trusonic, Inc. (“Trusonic”), a digital music company incorporated in the State of Delaware. The chart that follows sets forth the Company’s corporate structure and the jurisdiction of incorporation of each entity.

2.             GENERAL DEVELOPMENT OF THE BUSINESS

2.1.         History

The Company is a private label music aggregation and distribution company, providing music solutions to both business and individual consumers. The Company, formerly Fluid Music, Inc., completed its initial public offering of 13,500,000 common shares (the “IPO”) in Canada, listing on the TSX on June 19, 2008 and raising gross proceeds of CDN$27 million which equated to net cash proceeds of $23,736,983 after deducting the costs of the IPO, excluding the non-cash cost of $581,950 for the warrants issued to the IPO agents. In connection therewith, the Company re-domiciled from Nevada to Canada on June 17, 2008.

Over the prior three fiscal years, the Company’s business and revenue models have evolved. Fluid has assembled a music library of over five million songs, free from digital rights management (“DRM”) restrictions, from a diverse network of producers including major label, independent and emerging artists. Moreover, Fluid owes relatively low royalties for use of a significant portion of its library. Through its early stage development, the Company initially focused on the emerging artist community. To further develop its business base, from February 2006 to June 2007, the Company acquired a sublicense to the advertising rights to the American Idol Magazine and website. This vehicle provided additional exposure to the emerging artist community and added another source of advertising revenue for the Company during that time frame. The brand recognition of the American Idol generated valuable exposure for the Company, however, the Company chose not to renew its license with American Idol on the basis that the long-term value proposition of the Company would be far more affected by the commercial and consumer efficiencies derived from the Company’s technology applications than from the Company’s association with any individual brand.

On October 17, 2007, the Company acquired 100% of the outstanding shares of Trusonic, a provider of subscription-based in-store background music and messaging services to retail businesses, and which is now Fluid’s primary revenue driver. On December 21, 2007, the Company purchased certain assets of a privately held online digital music retail company called Audio Lunchbox, LLC (“ALB”).  These acquisitions transitioned the Company’s revenue source from emerging artists to businesses and individual consumers.

Management identified what it believed to be a significant business opportunity in deploying its low cost advantage library in the specialty music market. Fluid developed a plan under which it would acquire, in succession, a number of specialty music producers and distributors (the “roll-up strategy”). By combining these specialty music retailers, Fluid would realize typical economies of scale from the target businesses; more fundamentally, however, Fluid Management believed that it would be positioned to substantially lower the combined business’s ongoing cost of sales by swapping in content from its low-cost library.

Fluid’s roll-up strategy, given that it was predicated on multiple acquisitions of substantial operating businesses, required access to significant capital well beyond Fluid’s IPO proceeds. While Fluid’s IPO was successful, shortly after it was completed, financial conditions worldwide began a prolonged and swift deterioration. As a result of the deterioration, debt financing was no longer available on reasonable terms or prices.  As Fluid’s roll-up strategy required access to debt capital in order to finance multiple acquisitions, the roll-up strategy was no longer feasible.

With capital market conditions impinging on the larger economy, management undertook, in the fourth quarter of 2008, a review of the Company’s product lines.  Negative market conditions and uncertainty surrounding certain of the Company’s more speculative lines of business, such as its digital music retail business and its advertising-based business, have led management to conclude that the optimal areas for management attention are 1) seeking accretive acquisition opportunities, and 2) growing Trusonic’s

Internet, music and messaging business. Management believes that a shift away from its less developed product lines represents a more responsible deployment of shareholder capital, given the current economic retraction.

Acquisitions have played a significant role in Fluid’s development, and will play a transformative role in its future growth.  Acquisition multiples have been depressed by current economic conditions, creating an opportune moment for buyers holding cash, such as the Company. The Company retains a significant cash balance, and continues to strive to reduce its cash outflows in order to preserve its buying power. Additionally, Management has substantial experience in identifying, acquiring, growing and selling businesses, and believes it can add value to selected target businesses. Future acquisitions may or may not be related to music; accordingly, the nature of the Company’s business may change significantly depending on the nature of future acquisitions.

Fluid’s current principal operating subsidiary, Trusonic, delivers music and messaging services across the Internet to a wide range of retail and hospitality businesses. While Management believes that Trusonic’s overall future is bright, Management does not intend to deploy substantial additional capital in pursuit of growing the Trusonic business, as it has already invested significant capital and believes that the opportunity to generate super-normal returns through further investment is limited. Management believes that, in light of the difficult economic conditions, additional acquisitions are likely to offer the greatest potential returns on the use of shareholder funds.

In 2008, the Trusonic business continued to grow and attract major new clients to its service. Significant new client relationships established in 2008 include Boston Market, Dillards, and Crate and Barrel. Because of the subscription-based sales arrangements and long-term nature of typical Trusonic-client relationships, significant new client wins create a recurring revenue stream that typically extends several years into the future. The sales pipeline at Trusonic is large, and growing, with additional new client wins in the first quarter of 2009. While Trusonic’s business does not exist in isolation from the current negative economic conditions, Management is optimistic regarding Trusonic’s future growth prospects.

The Company is committed to executing accretive transactions and continues to pursue a variety of opportunities.  Management believes that the Company is well-positioned in this regard given its cash balance, market conditions, and experience with pursuing an acquisition-based strategy.  Nevertheless, there are unavoidable transactional expenses related to pursing an acquisition strategy, and given the multiplicity of factors at work in a successful acquisition, Management can never proceed with 100% certainty. On July 15, 2008, the Company announced its intent to acquire all of the outstanding units of Somerset Entertainment Income Fund (TSX: SOM.UN) (“Somerset”), a leading North American producer and distributor of specialty music sold through non-traditional retailers using proprietary interactive displays. The two companies had entered into an exclusive negotiating period until September 30, 2008 (the “Somerset Agreement”). The intended offer to purchase all of the outstanding units at CDN$3.35 per unit payable CDN$2.00 in cash and the remainder in Fluid common shares was rejected by the Somerset’s board of trustees and the transaction costs of $760,000 associated were expensed in the third quarter.

Management strives to preserve its cash in order to retain maximum flexibility in its acquisition strategy. Accordingly, the Company has reduced its cost base for the fourth consecutive quarter and continues to examine its cost structure for savings and operational efficiencies across a number of endeavours including facilities, personnel and certain functions. Additionally, as part of its efforts to reduce its cash outflows and minimize spending on speculative product lines, the Company has terminated its relationship with Billboard and settled its remaining obligations to Billboard.

2.2.         Significant Acquisitions

The Company did not have any significant acquisitions during the most recently completed fiscal year.

3.             DESCRIPTION OF THE BUSINESS

3.1.         General

Summary

The Company is a private label music aggregation and distribution company. The Company provides music solutions to both business and individual consumers. The Company has compiled a music library of over five million songs, free of DRM restrictions, from a diverse network of producers including major label, independent and emerging artists. Management of the Company believes this to be the world’s second largest non-DRM library, second only to Apple’s iTunes library. The Company principally generates revenue from its music library through the Trusonic background music and messaging business.

The Company has derived revenues predominantly from subscription sales of digital music programming and broadcasting services, digital music sales and historically, artist services and advertising.

Programming and Broadcasting Services

The Company’s Trusonic business provides its digital music services to retail and hospitality businesses largely on a subscription basis. Trusonic’s clients use it proprietary technology platform for delivering programming services. These services are provided through the Company’s proprietary media player, the “MBox”, which the customer installs at its sites. The MBox automates the task of providing point-of-sale music and messaging, by downloading the customer’s music and program updates as often as once a day over the Internet. These customers include retailers, restaurants, department stores, hotels and business offices among others. The Company provides digital background music to its business clients that can be downloaded from the Company’s website, along with customized play lists, messaging, telephone music on hold and other music services. These services are sold using the Company’s direct sales force and also through value-added reseller arrangements. These services are provided typically under one to five-year contracts.

Digital Music Sales

The Company also offers digital music to online consumers which can be downloaded from its Audio Lunchbox website. Given the Company’s extensive independent and emerging artist library of over five million songs, this library has strong appeal to the independent label music enthusiast and also to the growing segment of niche specialty music listeners. The Company offers the music downloads DRM-free on either a subscription basis or “à la carte”.

Advertising and Artist Services

The Company also has historically generated revenue from advertising, including the American Idol Magazine. The Company elected to discontinue the advertising rights related to the American Idol Magazine in June 2007 and did not renew its Freemantle operating license related to the American Idol website in early 2008.

The Company has also historically generated revenue from services provided to artists including fees charged for uploading songs onto the Company’s websites. In exchange for these fees, the Company would guarantee plays and provide “spin credits.”  In late 2007, the Company made a strategic decision to cease charging for those specific services, and the Company is no longer involved in the Advertising and Artist Services segment.

Specialized Skill and Knowledge

The Company’s Trusonic business possesses highly specialized skills in the areas of music programming and hardware and software engineering. In particular, creating and maintaining Trusonic’s delivery system for music and messaging, including its MBox, requires specialized knowledge of software development and know-how specific to the background music and messaging industry.

Competitive Conditions

The Company’s primary direct competitors that provide business clients background music include Muzak Holdings LLC, PlayNetwork Inc., DMX, Inc. and PRN Corporation.

The Company’s primary competitors that provide DRM-free music to online consumers include iTunes, Amazon.com, Inc., and eMusic Co. Inc. There are many small companies which compete in this segment including Puretraks, but few of them provide music that is DRM-free.

Intangible Properties

The Company has filed several patent applications relating to certain aspects of its music and message delivery system, which includes its proprietary MBox, and its proprietary system for delivering artist content to consumers based on preferences and ensuring guaranteed rotations and ratings for the artist who has uploaded content. In addition, the Company has registered, and/or has applied to register, trademarks and service marks in the U.S. and a number of foreign countries for “Trusonic”, the Trusonic logo, “MBox”, “Audio Lunchbox”, “MFA” (or multi format access, which refers to a method of delivery which permits consumers to purchase music in physical CD, MP3 and, once launched by the Company, ringtone formats at one set price method), and such other trademarks and service marks as the Company may use in the future. Although the Company believes the ownership of such patents, trademarks and service marks is an important factor in its business and that its success does depend in part on the ownership thereof, the Company relies primarily on the skills, technical competence and marketing abilities of its personnel. Because of technological changes in the music industry, current patent coverage, and the rapid rate of issuance of new patents, it is possible certain components of the Company’s products and business methods may unknowingly infringe existing patents or intellectual property rights of others. From time to time, the Company has been notified that it may be infringing certain patents or other intellectual property rights of third parties.

Employees

The Company currently has 29 full-time employees and six consultants. With its current operations, the Company has no plans to substantially increase its personnel at this time. None of the Company’s employees are represented by any collective bargaining agreement, and management believes that the Company’s relationship with its employees is good.

Foreign Operations

The large majority of the Company’s business is conducted in North America, and in light of current plans to focus on the background music and messaging business, Management believes that this is likely to remain the case for the foreseeable future.

3.2.         Bankruptcy and Similar Procedures

The Company and its subsidiaries have not been the subject of any bankruptcy, receivership or similar bankruptcy proceedings.

3.3.         Reorganizations

Please see the description above under “Corporate Structure – Name, Address and Incorporation” for a description of material reorganizations of the Company and its subsidiaries.

3.4.         Risk Factors

Risks related to the Company

Financing Risk

With the deterioration of capital markets worldwide, there is an increased risk that the Company may not be able to obtain the additional debt or equity financing it may require to consummate future acquisitions. While Management believes that the Company possesses sufficient cash resources to execute its business plan, an inability to access acquisition financing, or financing at a reasonable cost, could affect the Company’s ability to grow.  Given the uncertainty surrounding equity and debt markets, Management cannot gauge with certainty to what extent this may be a problem and for how long it may persist.

Economic Contraction

The economy of the United States of America, where the Company presently generates virtually all of its revenues, is currently undergoing a severe retraction. Economic experts are divided as to the likely length of this recession.  The Company’s principal operating business, Trusonic, primarily serves retail and hospitality businesses. These businesses will be negatively affected by the country’s ongoing economic difficulties.  There is a significant risk that Trusonic’s revenues could be materially affected by the bankruptcy or rationalization of a portion of its existing client base. A material reduction in revenue would negatively impact the Company’s net loss and cash position.

Achieving Profitability

The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon:

•              the Company’s ability to locate sufficient customers who will purchase its products and use its services; and

•              the Company’s ability to generate sufficient cash revenues.

If the Company’s revenue grows more slowly than anticipated, or if the Company is unable to find an acquisition sufficiently profitable to support the Company’s cash outflows, or if the Company’s operating expenses are higher than expected, the Company may not be able to achieve, sustain or increase profitability, in which case the Company’s financial condition will suffer and the Company’s stock price could decline. Failure to generate sufficient cash revenues could also cause the Company to go out of business.

The Company has a rapidly evolving business model and the adoption of new business strategies may disrupt existing business operations and present risks not originally contemplated.

With capital market conditions impinging on the larger economy, management undertook, in the fourth quarter of 2008, a review of the Company’s product lines.  Negative market conditions and uncertainty surrounding certain of the Company’s more speculative lines of business have led management to conclude that the optimal areas for management attention are 1) seeking accretive acquisition opportunities, and 2) growing the Trusonic’s Internet, music and messaging business.

There is no assurance that the Company’s new business model is viable or that the Company will be able to successfully implement the new model. Adoption of the new business model may disrupt ongoing business operations resulting in a material adverse effect on its business, financial position, results of operations and cash flows.

The Company may not be able to expand its business through acquisitions and, even if the Company is successful, the Company’s operations may be materially adversely affected as a result of an acquisition.

The Company’s business strategy includes growth through business combinations and acquisitions. The Company’s ability to implement this business strategy depends in large part on its ability to compete successfully with other entities for acquisition candidates. Factors affecting the Company’s ability to compete successfully in this regard include:

•      the Company’s financial condition relative to the financial condition of the Company’s competitors;

•      the Company’s ability to obtain additional financing from investors;

•      the attractiveness of the Company’s common shares as potential consideration for entering into these types of transactions as compared to the securities of other entities competing for these opportunities; and

•      the Company’s available cash, which in turn depends upon the Company’s results of operations and the cash demands of the Company’s business.

Many of the entities with which the Company competes for acquisition candidates have greater financial resources than the Company. In addition, the Company’s ability to make acquisitions using its common shares may be adversely affected by the volatility in the trading price of the common shares.

If the Company is successful in entering into additional business combinations and acquisitions, the Company’s business, financial condition and results of operations could be materially and adversely affected if the Company is unable to integrate the operations of the acquired companies. The Company’s ability to integrate the operations of the acquired companies will depend, in part, on the Company’s ability to overcome or address:

•      the difficulties of assimilating the operations and personnel of the acquired companies and the potential disruption of the Company’s ongoing business;

•      the need to incorporate successfully the acquired or shared technology or content and rights into the Company’s products, services and media properties;

•      the potential impairment of relationships with employees and customers as a result of any integration of new management personnel or reduction of personnel; and

•      the difficulties of maintaining uniform standards, controls, procedures and policies.

Completing acquisitions could require use of a significant amount of the Company’s available cash. Furthermore, the Company may have to issue equity or equity linked securities to pay for future acquisitions, and any of these issuances could be dilutive to existing and future shareholders. Acquisitions and investments may also have negative effects on the Company’s reported results of operations due to acquisition related charges, amortization of acquired technology and other intangibles, and/or actual or potential liabilities, known and unknown, associated with the acquired businesses or joint ventures. Any of these acquisition related risks or costs could materially and adversely affect the business, financial condition and results of operations of the Company.

If the Company’s goodwill or amortizable intangible assets become impaired, the Company may be required to record a significant charge to earnings.

Under GAAP, the Company reviews its amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Any potential impairment of goodwill or intangible assets is identified by comparing the estimated fair value of the asset to its carrying value on the balance sheet. The process of determining these fair values is subjective and requires management to make estimates and assumptions including, but not limited to, projected future sales, earnings and capital investment, discount rates and terminal growth rates. These estimates and assumptions may change in the future due to reduced future cash flow estimates, uncertain competitive and economic market conditions, changes in business strategies and/or slower growth rates in the Company’s industry, which may result in a significantly different estimate of the carrying value of the assets, which could result in an impairment of goodwill or intangible assets. Similarly, if actual results differ from the Company’s estimates and forecasts, future tests may indicate an impairment of goodwill or intangible assets, which could result in non-cash charges, adversely affecting the Company’s business, financial condition and results of operations.

In the fourth quarter of 2008, taking into account the deteriorating capital markets, severe economic contraction, change in business orientation, and a range of internal indicators, the Company conducted an analysis of the carrying value of its assets, and concluded that its goodwill was impaired. This determination was reached on the basis of the Company’s decision not to pursue its more speculative lines of business and the overall weakening of the economy and resulting demand for the Company’s products. Accordingly, the Company has recorded an impairment of $2,937,523 in the fourth quarter of 2008. Additionally, the Company has substantially written down its investment in Innovative Diversified Technologies, Inc, dba DiskFaktory (“DiskFaktory”).

The impairment recorded in the fourth quarter of 2008 brings the Company’s goodwill balance to zero. Subsequent revisions to the Company’s forecasts, or changes in business conditions, could trigger an impairment of its intangible assets. There can be no assurances that future impairment of goodwill or intangible assets will not have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company has limited operating history in the distribution of digital music to business and consumer clients, and it may not be able to successfully generate revenue from its music content.

The Company commenced operations in the third quarter of 2004, and has limited experience in the highly competitive digital music services industry. Although management believes that it has relevant work experience in similar industries, there can be no assurance that the Company will be successful in operating and growing its business. If the Company is not successful in operating and growing its digital music services business, its business, results of operations and financial condition may be materially and adversely affected.

The Company may fail to retain and attract key personnel and the Company’s business would be materially and adversely affected.

The Company’s future success depends to a significant extent on the continued services of the Company’s senior management and other key personnel, including Lorne Abony, the Company’s Chairman and Chief Executive Officer, Daniel O’Neill, the Company’s Chief Technical Officer, and Mark Elfenbein, the Company’s Senior Vice President. The Company may experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of the Company’s financial condition and stage of development. The loss of the services of any of the foregoing individuals would likely harm the business. The Company currently does not maintain “key man” life insurance for any of the Company’s senior management. If the Company does not succeed in retaining and motivating its current personnel, or attracting new personnel, the Company’s business, and its ability to develop and execute on its business strategies, will be materially harmed.

The inability of the Company to acquire digital rights to music content on commercially favourable terms could impede its growth and increase its expenses.

The business of the Company is dependent on its ability to acquire and retain digital rights to music content on commercially favourable terms. Currently, the Company enters into agreements with individual artists for the non-exclusive use of their music content and either does not compensate or pays nominal compensation to artists for their submissions. If the Company is required to increase the compensation paid to artists for the use of their music content, its results of operation and financial condition may be adversely affected. Except for such non-exclusive rights, the Company does not retain any other rights to the masters of such artists’ sound recordings, and the Company’s artist agreements permit the artists the right to cancel services and remove their music from the Company’s websites at any time. In the event a significant number of artists elect to cancel the Company’s services, its business and prospects might be harmed.

Unfavourable results of legal proceedings, including patent infringement allegations, could materially and adversely affect the Company.

The Company is subject to various legal proceedings and claims that are discussed in the section entitled “Legal Proceedings and Regulatory Actions”. Results of legal proceedings cannot be predicted with certainty. Regardless of its merit, litigation may be both time-consuming and disruptive to the Company’s operations and cause significant expense and diversion of management attention. Should the Company fail to prevail in certain matters, or should several of these matters be resolved against the Company in the same reporting period, the Company’s financial condition and operating results could be materially and adversely affected.

If the music content the Company provides does not appeal to customers’ tastes and preferences, its revenues may decrease.

The Company’s current business plan contemplates deriving revenue from music consumers and advertising associated with its music content. The success of the Company in generating such revenues depends on the market demand for its digital music content. Customers’ tastes are subject to frequent, significant and sometimes unpredictable changes.

The Company cannot accurately assess or control consumer demand for its digital music content. Any reduction in the popularity of the Company’s music content may cause a reduction in the associated revenue.

The Company may not acquire legal title to the digital rights of music content that it purports to acquire, and any determination that the Company does not hold such rights may subject it to damages or disgorgement claims.

The Company’s acquisition and distribution agreements with content owners contain representations, warranties and indemnities with respect to the digital rights granted to the Company. If the Company were to acquire and make available for purchase music recordings from a person who did not actually own such rights and the Company was unable to enforce on the representations, warranties and indemnities made by such person, the business of the Company may be adversely affected. The Company may lose the rights to sell such music and may be subject to copyright infringement lawsuits for selling, performing or distributing such music recordings without the right to do so. Any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. If the Company were to lose a claim relating to intellectual property, the Company could be forced to pay monetary damages and to cease the sale of certain products or services. Finally, the reputation and relationship of the Company with content owners and consumers could be materially and adversely affected, which could adversely affect the business of the Company.

The Company faces competition from companies seeking to acquire the digital rights to music content, which could negatively impact the ability of the Company to acquire additional digital rights.

The market for acquiring digital rights from content owners is competitive, especially for the distribution of music catalogs owned by independent labels. The number of commercialized music recordings available for acquisition is large, but limited, and many of the more desirable music recordings are already subject to digital distribution agreements or have been directly placed with digital entertainment services. The Company faces competition in its pursuit to acquire additional content, which may reduce the amount of music content that it is able to acquire or license and may lead to higher acquisition prices. The competitors of the Company may from time to time offer better terms of acquisition to content owners. Several of the Company’s competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources. Some competitors may adopt aggressive pricing policies and devote substantially more resources to acquiring digital rights to music and video recordings. In addition, competitors may form strategic alliances with record labels and digital entertainment services that could result in increased competition for the acquisition of music recordings, service offerings or favourable terms with the digital entertainment services. Increased competition for the acquisition of digital rights to music recordings may result in a reduction in the operating margins of the Company.

The Company may be unable to successfully compete in the background music and messaging industry.

The Company competes with many local, regional, national and international providers of business music services. National competitors include, but are not limited to, PlayNetworks, In-Store Broadcasting Network, DMX, Premier Retail Networks, EMedia Networks and the Private Label Radio Division of DMI Music and Media Solutions. Local and regional competitors are typically smaller entities that target businesses with few locations; such competitors include self-described music “consultants” who can be found utilizing technologies such as Apples’ iPod, MP3 players and playlist management software. Many of these potential competitors have significantly greater financial and other resources than the Company, and some of the Company’s competitors may be able to leverage their experience in providing digital music distribution services or similar services to their customers in other businesses. In particular, some of these potential competitors offer other goods and services and may be able to offer services at a lower price than the Company can in order to promote the sale of these services. If the Company’s competitors are able to leverage such advantages, it could harm the ability of the Company to compete effectively in the marketplace.

The Company also competes with companies that are not principally focused on providing business music services. Such competitors include Sirius Satellite Radio, XM Radio, webcasters and traditional radio broadcasters that encourage workplace listening, video services that provide business establishments with music videos or television programming, and performing rights societies (ASCAP, BMI and SESAC) that license business establishments to play sources such as CDs, tapes, MP3 files and satellite, terrestrial and internet radio.

The Company competes on the basis of service, the quality and variety of its music programs, the availability of its non-music services and, to a lesser extent, price. Management believes that the Company can compete effectively due to the convenience and versatility that its proprietary MBox offers to its consumers and the quality and variety of its music programming. While the Company believes that it competes effectively, its competitors have established client bases and are continually seeking new ways to expand such client bases and revenue streams. As a result, competition may negatively impact the ability of the Company to attract new clients and retain existing clients at current levels.

Increased subscriber turnover may affect the financial performance of the Company.

The Company defines its churn rate as the percentage of monthly recurring revenue cancelled as a percentage of its recurring revenue base at the beginning of the applicable year. A high churn rate negatively impacts the cash flows from operations of the Company and requires the Company to make further investments in order to maintain such operating cash flows.

The Company may not successfully develop new products and services.

The success of the Company’s services will depend on the ability of the Company’s personnel to develop leading edge media products and services. The Company’s business and operating results will be harmed if the Company fails to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues or gross profits to offset the Company’s development and operating costs. The Company may not timely and successfully identify, develop and market new products and service opportunities. The Company may not be able to add new content as quickly or as efficiently as its competitors, or at all. If the Company introduces new products and services, they may not attain broad market acceptance or contribute meaningfully to the Company’s revenues or profitability. Competitive or technological developments may require the Company to make substantial, unanticipated investments in new products and technologies, and the Company may not have sufficient resources to make these investments.

The Company depends on third parties to provide reliable software, systems and related services.

The Company depends on various third parties for technology, software, systems and related services. If for any reason one or more of these service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, the Company’s ability to deliver its product and service offerings to the Company’s advertisers, sponsors and users could be impaired. The Company would have to identify and qualify substitute service providers, which could be time consuming and difficult and could result in unforeseen operational difficulties. Although the Company is confident that alternative service providers are available, the Company cannot assure that it will be able to obtain such services on as favourable terms as the Company currently receives or in a timely manner.

Taxation risks could subject the Company to liability for past sales and cause the Company’s future sales to decrease.

The Company does not collect sales or other taxes on shipments of most of its goods into most states in the United States. One or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of jurisdiction e-commerce companies. A successful assertion by one or more states or foreign countries that the Company should collect sales or other taxes on the sale of merchandise or services could result in substantial tax liabilities for past sales, decrease the ability of the Company to compete with traditional retailers, and otherwise harm its business.

Currently, U.S. Supreme Court decisions restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet. However, a number of states, as well as the U.S. Congress, have been considering initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales. If any of these initiatives were successful, the Company could be required to collect sales and use taxes in additional states. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for the Company, put the Company at a competitive disadvantage if they do not impose similar obligations on all of the Company’s online competitors and decrease the Company’s future sales.

The Company is subject to a number of risks related to payments it accepts.

The Company accepts payments by a variety of methods, including credit card, debit card, direct debit from a customer’s bank account and physical bank cheque. As the Company offers new payment options to its customers, the Company may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, the Company pays interchange and other fees, which may increase over time and raise its operating costs and lower its profit margins. The Company is also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for the Company to comply. If the Company fails to comply with these rules or requirements, it may be subject to fines and higher transaction fees and lose its ability to accept credit and debit card payments from its customers, process electronic funds transfers, or facilitate other types of online payments, and its business and operating results could be adversely affected.

The Company could be liable for breaches of security on its websites.

Although the Company has developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to prevent or mitigate such fraud or breaches may adversely affect the Company’s operating results.

The Company’s client locations and its support facilities could be damaged by natural disaster.

Significant portions of the Company’s operations are located in California, which is susceptible to earthquakes, “rolling black-outs”, fire, floods, telecommunications failures, break-ins and other natural disasters. The Company’s client locations and support facilities could be damaged by natural catastrophes. The Company relies on the Internet to serve the majority of its clients and does not maintain an insurance program that provides coverage on the MBox devices that the Company provides to clients’ locations. Natural catastrophes could significantly impact the ability of the Company to transmit music recordings to its clients.

Risks Related to the Industry

The Company pays royalties to license music rights and may be adversely affected if such royalties are increased or if there is an unfavourable settlement regarding the disputed royalties.

The Company pays performance royalties to songwriters and publishers through contracts negotiated with performing rights societies such ASCAP and Broadcast Music, Inc. (“BMI”) and publishing or mechanical royalties to publishers and collectives that represent their interests, such as The Harry Fox Agency—a collective that represents publishers and collects royalties on their behalf.

The U.S. Copyright Hearing Board (the “CHB”) is currently in the process of determining the mechanical royalty rates payable to songwriters and publishers of music for physical and digital sound recordings. If mechanical royalty rates for digital music are increased, there can be no assurance that the Company will be able to pass through such increased rates to its customers. As a result, the Company’s results of operations and financial condition may be adversely affected.

The Company’s playlists include works by artists represented by ASCAP. The industry-wide agreement between business music providers and ASCAP expired in May 1999 and on January 29, 2003, ASCAP made an application to the federal rate court in New York to seek a court-determined reasonable rate increase. The Company cannot predict what the terms of the new ASCAP agreement with business music providers will be or when an agreement will be reached, although ASCAP has indicated that it is seeking royalty rate increases and a retroactive royalty rate increase. The Company has been operating under an interim agreement pursuant to which it pays royalties at the 1999 rates. During August 2006, ASCAP performed an audit of royalty fees paid and determined that additional fees and finance charges were due. The Company is in the process of settling this matter with ASCAP and has agreed to terms. The agreement has not yet been signed as at the date of this AIF, however, should the agreement fall apart, the Company’s results of operations and financial condition may be adversely affected.

The Company also secures rights to digital music directly from songwriters. There is no assurance that the Company will be able to secure such rights, licenses and content on commercially reasonable terms, if at all. Limitations on the availability of certain musical works may result in the discontinuance of certain programs, and as a result, may lead to increased client churn.

The digital music industry is evolving and the Company is vulnerable to discounting, price reductions, pricing structure and stocking changes that may evolve in the industry and, as a result, cause a reduction in the Company’s revenue.

The Company sells digital music at prices which are based, to a large extent, on the price third party digital music retailers charge to consumers. Currently, the largest digital music retailer, iTunes, charges consumers $0.99 per music recording downloaded in the United States and at a comparable rate in local currency for consumers outside the United States. The Company has limited ability to influence the pricing models of the digital entertainment services. In addition, the popularity of digital music retailers that offer digital music through subscription and other pricing models is increasing. The revenue the Company earns per individual music recording is generally less under these models than what it receives through sales of music outside of a subscription service. Additionally, digital music services at present generally accept all the music content that the Company and other distributors deliver to them. However, if the digital music services in the future decide to limit the types or amount of music recordings they will accept from content owners and distributors like the Company, or limit the number of music recordings they will post for sale, or change their current stocking plans, for instance by removing music recordings that do not meet minimum sales thresholds or other criteria, the revenue of the Company may be reduced.

Piracy is likely to continue to negatively impact the potential revenue of the Company.

A portion of the Company’s revenue comes from the sale of its digital content over the Internet and wireless, cable and mobile networks, which is subject to unauthorized consumer copying and widespread dissemination without an economic return to the Company. Global piracy is a significant threat to the entertainment industry generally and to the Company. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales of music and video content and have put pressure on the price of legitimate sales. This may result in a reduction in the Company’s revenue.

The Company may be unable to respond to the rapid technological change in the Company’s industry.

The Company’s product and service offerings compete in a market characterized by rapidly changing technologies, frequent innovations and evolving industry standards. There are numerous methods by which the Company’s existing and future competitors can deliver programming, including various forms of recorded media, direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, digital audio radio service and the Internet. Competitors may use different forms of delivery for the services that the Company offers, and clients may prefer these alternative delivery methods. The Company may not have the financial or technological resources to adapt to changes in available technology and the clients’ preferences, which may have a negative effect on the Company’s revenue.

The Company cannot provide assurance that it will be able to use, or compete effectively with competitors that adopt new delivery methods and technologies, or keep pace with discoveries or improvements in the communications, media and entertainment industries. The Company also cannot provide assurance that the technology it currently relies upon will not become obsolete. Advances in telecommunications technology and Internet music delivery systems have lowered the barriers to entry in the business music industry and have resulted in increased competitive pressure on the Company.

The Company depends upon a single supplier for the manufacture of its MBox, and the termination of the Company’s arrangement with this supplier could materially affect the Company’s business.

The Company relies on a single supplier to manufacture its proprietary MBox media player. The Company’s agreement with such supplier automatically renews for consecutive one year periods and is terminable by either party upon 60 days prior written notice. In the event this agreement is terminated, management believes that the Company will be able to find an alternative supplier. If the Company is unable to obtain an alternative supplier on a timely basis, or at all, or if the Company experience significant delays in shipment of MBoxes, the Company, we may be forced to suspend or cancel delivery of products and services to new accounts which may have a material adverse effect upon the Company’s business. If the Company’s unable to obtain an adequate supply of components meeting its standards of reliability, accuracy and performance, the Company would be materially adversely affected.

Possible infringement by third parties of intellectual property rights could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company distributes digital music content to its business music consumers via its MBox, a proprietary media player, which is the subject of a pending patent application number 09/615,590. The Company has received notice from the examiner at the United States Patent and Trademark Office that it has issued a rejection of the Company’s patent claims. While the Company is contesting this rejection, there can be no assurance that the Company will be successful in its appeals. The Company cannot be certain that the steps it has taken to protect the Company’s intellectual property rights will be adequate or that third parties will not infringe or misappropriate the Company’s proprietary rights. To protect the Company’s proprietary rights, the Company depends on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with the Company’s employees and third parties and protective contractual provisions. These efforts to protect the Company’s intellectual property rights may not be effective in preventing misappropriation of the Company’s technology. These efforts also may not prevent the development and design by others of products or technologies similar to, competitive with or superior to those the Company develops. Any of these results could reduce the value of the Company’s intellectual property. In addition, any infringement or misappropriation by third parties could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be liable if third parties misappropriate the Company’s users’ and customers’ personal information.

Third parties may be able to hack into or otherwise compromise the Company’s network security or otherwise misappropriate the Company’s users’ personal information or credit card information. If the Company’s network security is compromised, the Company could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as claims for unauthorized marketing purposes. In such circumstances, the Company also could be liable for failing to provide timely notice of a data security breach affecting certain types of personal information in accordance with the growing number of notification statutes. Consumer protection privacy regulations could impair the Company’s ability to obtain information about its users, which could result in decreased advertising revenues.

The Company’s network also uses “cookies” to track user behavior and preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user’s hard drive or browser, possibly without the user’s knowledge, but is generally removable by the user. Information gathered from cookies is used by the Company to tailor content to users of the Company’s network and may also be provided to advertisers on an aggregate basis. In addition, advertisers may themselves use cookies to track user behaviour and preferences. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws directly or indirectly limiting or abolishing the use of cookies. Other tracking technologies, such as so-called “pixel tags” or “clear GIFs”, are also coming under increasing scrutiny by legislators, regulators and consumers, imposing liability risks on the Company’s business. In addition, legal restrictions on cookies, pixel tags and other tracking technologies may make it more difficult for the Company to tailor content to the Company’s users, making the Company’s network less attractive to users. Similarly, the unavailability of cookies, pixel tags and other tracking technologies may restrict the use of targeted advertising, making the Company’s network less attractive to advertisers and causing the Company to lose significant advertising revenues.

Government regulation of the Internet and e-commerce is evolving and unfavourable changes could harm the business of the Company.

The company is subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet or online services. These regulations and laws may cover taxation, privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the Internet and e-commerce. Unfavourable regulations and laws could diminish the demand for the Company’s products and services and increase its cost of doing business.

The locations of the Company’s users expose the Company to foreign privacy and data security laws and may increase the Company’s liability, subject the Company to non-uniform standards and require the Company to modify its practices.

The Company’s users are located in the U.S. and around the world. As a result, the Company collects and process as the personal data of individuals who live in many different countries. Privacy regulators in certain of those countries have publicly stated that foreign entities (including entities based in the United States) may render themselves subject to those countries’ privacy laws and the jurisdiction of such regulators by collecting or processing the personal data of those countries’ residents, even if such entities have no physical or legal presence there. Consequently, the Company may be held to be obligated to comply with the privacy and data security laws of certain foreign countries.

The Company’s exposure to Canadian, European and other foreign countries’ privacy and data security laws impacts the Company’s ability to collect and use personal data, and increases the Company’s legal compliance costs and may expose the Company to liability. As such laws proliferate, there may be uncertainty regarding their application or interpretation, which consequently increases the Company’s potential liability. Even if a claim of non-compliance against the Company does not ultimately result in liability, investigating or responding to a claim may present a significant cost. Future legislation may also require changes in the Company’s data collection practices which may be expensive to implement.

In addition, enforcement of legislation prohibiting unsolicited e-mail marketing in the European Union without prior explicit consent is increasing in several European countries, including France, Germany and Italy, which activities could negatively affect the Company’s business in Europe and create further costs for the Company.

The Company does not expect to pay dividends and there are potential adverse tax consequences from the payment of dividends on the Common Shares.

The Company has not paid any cash dividends with respect to its common shares, and it is unlikely that the Company will pay any dividends on the common shares in the foreseeable future. However, dividends received by shareholders could be subject to applicable withholding taxes and the Company recommends that such shareholders seek the appropriate professional advice in this regard.

Litigation

The Company is currently defending itself against a number of legal claims (discussed in greater detail below in section 10.1 “Legal Proceedings”. While the Company believes these claims to be without merit, and is vigorously defending itself, it cannot guarantee that it will be successful or that it will reach commercially reasonable settlement terms. A negative judgment or the costs of a protracted defense could materially affect the Company’s earnings.

4.             DIVIDENDS

The Company intends to retain all earnings in the near to mid term to fund the development and growth of its business. Any future determination relating to its dividend policy will be at the discretion of the Company’s board of directors and will depend on the Company’s results of operations, financial condition, capital requirements and other factors deemed relevant.

5.             DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares issuable in series. As of March 31, 2009, 52,521,804 common shares are issued and outstanding.

Common Shares

Each common share entitles the holder to receive notice of any meetings of shareholders of the Company, to attend and to vote at all such meetings. All common shares have equal voting rights, with one vote per share on all matters submitted to the shareholders for their consideration. The common shares do not have cumulative voting rights.

Holders of common shares are entitled to dividends, after the payment of any dividends payable to the holders of preferred shares, if, as and when declared by the directors by resolution.

Upon liquidation, dissolution, or winding up of the affairs of the Company, holders of common shares will be entitled to share ratably in the assets available for distribution to such shareholders, after the payment of all liabilities and subject to the prior rights of holders of preferred shares.

The Company may at any time or times purchase or otherwise acquire all or any part of the common shares, which shares so purchased or otherwise acquired may then at the discretion of the directors be cancelled or returned to the status of authorized and unissued shares.

Preferred Shares

The preferred shares will be issuable by the board of directors of the Company from time to time in one or more series. Subject to the Company’s constating documents, the board of directors will, prior to issue, fix the number of shares of each series and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series, including, without limitation, the right to receive dividends (which may be cumulative, non-cumulative or partially cumulative, and variable or fixed), the currency of the payment of dividends (if any), the rights of redemption, as well as the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction, any voting rights, any conversion rights, any rights to receive the remaining property of the Company upon dissolution, liquidation or winding-up, any sinking fund or purchase fund and any other provision attaching to any such series of the preferred shares.

6.             MARKET FOR SECURITIES

6.1.         Trading Price and Volume

The common shares of the Company are listed on the Toronto Stock Exchange under the symbol “FMN”. The following table indicates the high and low price and the volume of the common shares traded on the TSX for each applicable month of 2008.

Month (2008)	High Price	Low Price	Average Volume
	(CDN $)	(CDN $)
December	0.37	0.18	65,019
November	0.40	0.25	32,365
October	0.79	0.30	70,814
September	1.65	0.70	100,310
August	1.80	1.31	76.030
July	1.99	1.30	75,000
June	2.04	1.65	279,425
May	N/A	N/A	N/A
April	N/A	N/A	N/A
March	N/A	N/A	N/A
February	N/A	N/A	N/A

Month (2008)	High Price	Low Price	Average Volume
	(CDN $)	(CDN $)
January	N/A	N/A	N/A

7.             SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

In connection with the IPO, the Company agreed with Blackmont Capital Inc., CIBC World Markets Inc., GMP Securities L.P., Loewen, Ondaatje, McCutcheon Limited and Wellington West Capital Markets Inc. (collectively, the “Agents”)  that it shall procure from directors, officers and the associates and affiliates of the Company an undertaking in favour of the Agents not to, directly or indirectly, without the prior written consent of Blackmont Capital Inc., on behalf of the Agents, (i) offer, sell, contract to sell, secure, pledge, grant or sell any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, or announce any intention to do so, any common shares or other securities of the Company held by each of them or any securities issued in exchange for or convertible into, or substantially similar to, such securities, or (ii) make any short sale, engage in any hedging transaction, or enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of their common shares or any of their securities of the Company, at any time from the closing of the IPO until thirty-six months after the closing of the IPO. The agreement entered into by such shareholders provides that one-third (1/3) of the number of securities held by each such shareholder shall be released from the foregoing restrictions on each twelve-month anniversary of the closing date of the IPO, such that all of the securities held by each such shareholders shall be released from the foregoing restrictions on the third anniversary of the closing date of the IPO.

In addition, the Company agreed with the Agents to use its best efforts to procure a similar undertaking, to be effective for a period of not less than six months following closing of the IPO, from each shareholder who, together with its associates and affiliates, holds 2% or more of the Company’s issued and outstanding common shares (determined prior to the closing of the IPO).

As of the date hereof, 250,000 common shares of the Company owned by VIZX are held in escrow in connection with share purchase warrants issued by VIZX to PFH to acquire up to 250,000 of the common shares owned by VIZX at an exercise price of $0.001 per share. The warrants issued by VIZX are exercisable at any time and from time to time until May 29, 2009. In order to secure the warrants granted to PFH by VIZX, share certificates representing the shares that are issuable upon the exercise of the warrants were placed in escrow with Fasken Martineau DuMoulin LLP, a third party escrow agent. The 250,000 common shares held in escrow represent less than 1% of the Company’s outstanding common shares.

	Number of securities held in
	escrow or that are subject to a
	contractual restriction on
Designation of Class	transfer	Percentage of class
Common shares	4,955,000	9.43%

8.             DIRECTORS AND OFFICERS

The Company’s board of directors is currently comprised of Lorne Abony, Justin F. Beckett, James Lanthier and Richard Weil. The Company is currently in the process of identifying two additional proposed nominee directors and the shareholders of the Company will vote on such appointments at the Company’s next annual meeting.

The following table sets forth the names, municipality of residence, positions held with the Company and principal occupations for the directors (including proposed nominees) and executive officers of the Company and, in the case of directors of the Company, when they first became a director. The term of office for each of the directors will expire at the time of the next annual meeting of the shareholders of the Company.

8.1        Name, Address, Occupation and Security Holding

Directors and Officers

					Common
					Shares	Percentage
			Principal		Beneficially	of Common
		Other	Occupations		Owned or	Shares
		Offices Held	during Five		Controlled	Beneficially
		within	Preceding		or	Owned, or
		Company	Years if		Directed,	Controlled
Name and		during	Different	Director/	Directly or	or Directed,
Municipality	Present	Preceding	from Office	Officer	Indirectly	Directly or
of Residence	Office	Five Years	Held	Since(i)	(iv)	Indirectly(iv)
LORNE K. ABONY(ii) Palm Beach, Florida, USA	Chief Executive Officer and Chairman of the Board	Director	Chief Executive Officer of FUN Technologies	March 2005	4,000,000	7.62%
JUSTIN F. BECKETT(ii) (iii) Los Angeles, California, United States	Director	President and Chief Operating Officer	N/A	September 2004	705,000	1.34%
JAMES LANTHIER(iii) Toronto, Ontario, Canada	Director and Chief Financial Officer	N/A	Chief Executive Officer of Evolve Business	June 2008	0	0
RICHARD WEIL(ii) (iii) Ney York City, New York, USA	Director	N/A	President FUN Technologies	November 2008	0	0
ANDREW RIVKIN Toronto, Ontario, Canada	President	N/A	President of FUN Technologies	June 2008	0	0
DANIEL K. O’NEILL La Jolla,	Chief Technology Officer	N/A	N/A	October 2007	0	0

Common
					Shares	Percentage
			Principal		Beneficially	of Common
		Other	Occupations		Owned or	Shares
		Offices Held	during Five		Controlled	Beneficially
		within	Preceding		or	Owned, or
		Company	Years if		Directed,	Controlled
Name and		during	Different	Director/	Directly or	or Directed,
Municipality	Present	Preceding	from Office	Officer	Indirectly	Directly or
of Residence	Office	Five Years	Held	Since(i)	(iv)	Indirectly(iv)
California, United States
CHRIS JOHNSON Los Angeles, California, United States	Senior Vice President	N/A	Boston Scientific	November 2007	0	0

Mark Elfenbien Los Angeles, California, United States	Senior Vice President	N/A	Chief Operating Officer, Live Universe	September 2008	0	0

Notes:

(i)            Each director holds office until the next annual meeting of shareholders, or until a successor is elected or appointed.

(ii)           Member of the Company’s Audit Committee.

(iii)          Member of the Company’s Compensation and Governance Committee.

(iv)          Based on information provided by the individuals as at March 31, 2009

8.2.         Bankruptcies

No director or executive officer of the Company is or has, within the last 10 years before the date of this AIF, been a director or executive officer of any company that: (i) was subject to a cease trade order or other similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, or (ii) was subject to a cease trade order or other similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer, and which resulted from an event that occurred while that person was acting in such capacity.

To the best of the Company’s knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities to affect materially the control of the Company:

(a)           is, as of the date hereof, or within the 10 years prior to the date hereof has been, a director or executive officer of any company that while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)           has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

To the best of the Company’s knowledge, no director, executive officer or shareholder holding a sufficient number of securities to affect materially the control of the Company has:

(a)           been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)           been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

9.             PROMOTERS

VIZX Corporation (“VIZX”) may be considered to be a promoter of the Company. The Company is party to a consulting agreement dated January 1, 2005 (the “Consulting Agreement”) with VIZX, a company controlled by Mr. Beckett, whereby the Company contracted for Mr. Beckett’s services as President and Chief Executive Officer. Pursuant to the Consulting Agreement, VIZX was compensated at a rate of $8,667 per month. Pursuant to an amendment effective September 2007, this compensation was increased to an annual base rate of $330,000. As of the date hereof, VIZX is the registered holder of 150,000 common shares, representing less than 1% of the Company’s outstanding common shares.

10.          LEGAL PROCEEDINGS AND REGULATORY ACTIONS

10.1.       Legal Proceedings

Except as to legal proceedings in which the Company is involved in the ordinary course of its business and which, in the opinion of the Company, are not material, and the legal proceedings described below, the Company is not presently involved in any legal proceedings.

In late August 2008, the Company received notification that PFH had filed a complaint with the Ontario Superior Court of Justice against the Company and certain officers under section 238 of the Canada Business Corporations Act (“CBCA”) alleging that the Company, when negotiating the series of amendments to the original debenture from and including September 2007, withheld data related to the issuance of share options at a strike price of $0.30 per share, such conversion price to which PFH was then entitled. In addition to damages of $35 million and among other things, PFH is seeking a declaration that the amendments to the original debenture agreement are void and that the original debenture be reinstated. The Company believes it acted properly and in accordance with the original and amended debenture agreements when it fully repaid the debenture in the amount of $1,620,000 on June 19, 2008 and has responded accordingly. Fluid is in the process of consulting legal counsel and intends to vigorously defend the claim which it believes to be without merit.

On August 17, 2006, Info-Hold, Inc., a company which sells on-hold messages and equipment, filed a Complaint in federal court against Trusonic, alleging that Trusonic infringed claims of U.S. patents 6,272,211, 6,687,352 and 5,991,374. On September 14, 2006, Trusonic filed an Answer and Counterclaim denying infringement, and alleging that the asserted patents were invalid and unenforceable. The parties are currently awaiting decisions from the court on the meanings of terms in the asserted claims. Discovery is ongoing. No date for trial has been set. The Company believes that Trusonic has not infringed on such patents, intends to vigorously defend itself in the action and believes that any liability will not have a material adverse effect on its operations or financial position.

10.2.       Regulatory Actions

Except as to regulatory actions in which the Company is involved in the ordinary course of its business and which, in the opinion of the Company, are not material, the Company is not presently involved in any regulatory actions.

11.          INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director, executive officer or shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding common shares, or known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transaction within the last three years or in any proposed transaction, that has materially affected or will materially affect the Company, except as follows:

(a)           In May 2008, Lorne Abony, the Chief Executive Officer and a shareholder of the Company, advanced the Company a total of $150,000 under a short-term loan arrangement bearing interest of 1.64% per annum. This loan was repaid on June 20, 2008 following completion of the IPO;

(b)           In June 2008, Andrew Rivkin, President of the Company advanced to the Company $150,000 under a short-term loan arrangement bearing interest of 1.64% per annum.This loan was repaid on June 20, 2008 following completion of the IPO;

(c)           Justin F. Beckett, the former Chief Executive Officer and current director of the Company, has made several loans and advances to the Company since inception as set forth in the table below.

	Advances		Repayments		Balance
Balance unpaid December 31, 2005					54,011
Transactions through December 31, 2006	$257,562	(1)	$226,239	(2)	85,334
Transactions through December 31, 2007	825,552	(1)	910,886	(3)	0
Advances through June 4, 2008	125,000	(4)	125,000		0

Notes:

(1)   Comprises cash loans, direct vendor payments and a delayed payment of a monthly consulting fee. The interest rates charged on these short term loans ranged from 6.75% to 12% per annum.

(2)   In July 2006, 44,421 shares of Series C Preferred Stock were issued to Mr. Beckett as partial repayment of such loans and advances, and in May and November 2006 two additional cash payments totaling $137,397 were made.

(3)   Comprises two cash payments in February and August 2007, when the loans were repaid in full.

(4)   Comprises a promissory note bearing interest at 1.64% per annum, which was repaid on June 20, 2008 following completion of the IPO.

12.          TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for the common shares is Computershare Trust Company of Canada at its principal offices located in Toronto, Ontario.

13.          MATERIAL CONTRACTS

Except for contracts made in the ordinary course of business, the following are the only material contracts entered into by the Company during its most recently completed financial year, and, where agreements from prior years are still in effect, since its incorporation:

1.             On October 17, 2007, the Company entered into a stock purchase agreement with Trusonic and its shareholders and acquired all of the outstanding shares of common stock of Trusonic, a digital music and messaging company serving business clients. The purchase price for Trusonic was $6,000,000, of which $4,000,000 was paid in cash, $2,000,000 was satisfied by the delivery of interest-bearing promissory notes ($1,000,000 maturing on each of October 16, 2008 and 2009), subject to working capital and certain other purchase price adjustments.

14.          INTEREST OF EXPERTS

14.1.       Names of Experts

The auditors of the Company are BDO Seidman LLP, 1900 Avenue of the Stars, Los Angeles, California 90067. BDO Seidman LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2008, and has issued an audit report to the Company with respect to such financial statements.

14.2.       Interests of Experts

BDO Seidman LLP is independent of the Company in accordance with applicable rules of professional conduct and does not own, directly or indirectly, nor do they expect to receive, any interest in the properties or securities of the Company or any associated or affiliated companies.

15.          AUDIT COMMITTEE INFORMATION

15.1.       Audit Committee’s Charter

The Audit Committee charter sets out its roles and responsibilities. A copy of the Audit Committee charter is attached hereto as Schedule “A”.

15.2.       Composition of the Audit Committee

The Audit Committee is comprised of three directors. The current members of the Audit Committee are Lorne Abony, Justin F. Beckett and Richard Weil.  Richard Weil is an independent director and is considered financially literate within the meaning of applicable Canadian securities law. Lorne Abony and Justin F. Beckett are financially literate within the meaning of Canadian securities laws, however they are not independent directors.  Lorne Abony is the Chief Executive Officer of the Company and Justin F. Beckett has served as an executive officer of the Company within the prior three years.

15.3.       Relevant Education and Experience

The following describes the relevant education and experience of the Audit Committee members:

Lorne Abony: Mr. Abony was the co-founder and former Chief Executive Officer of FUN Technologies Inc. (“FUN”). In less than three years, FUN raised over $160 million in five rounds of equity financings, including its initial public offering. Mr. Abony also led FUN in completing eight strategic acquisitions for a total consideration of $128 million. Mr. Abony previously practiced corporate and securities law at a large Toronto law firm. He holds an MBA from Columbia Business School, an LL.B/J.D. from the International Law Center at the University of Windsor and a B.A. with distinction from McGill University.

Justin F. Beckett: Founded the Company in 2004. In 2000, Mr. Beckett founded SkillJam Technologies Corporation and served as its Chief Executive Officer until 2004 when it was subsequently sold to FUN. From 2001 to 2003, Mr. Beckett was a consultant to Visutel Technologies and in 2000 Mr. Beckett founded Music Gaming, Inc., which, in 2001, was sold to Intermix/MySpace. In 2002, Mr. Beckett co-founded Measurematics, Inc. Prior to his focus on Internet based consumer product applications, Mr. Beckett was an

Executive Vice President and principal of Sloan Financial Group, a diversified financial services firm. Mr. Beckett received his Bachelor of Arts degree from Duke University.

Richard Weil: Until November 2006 Mr. Weil was the President of FUN Technologies Inc., where he assisted in capital raising, acquisitions, and business management. Prior to joining FUN, Mr. Weil was the Corporate Vice President of International Business Development for Scientific Games Corporation (NASDAQ: SGMS), the global leader in lottery, racing and gaming. He joined Scientific Games (formerly known as Autotote Corporation) as Vice President of Manufacturing in 1994. During his time with the company, he assisted with numerous acquisitions (including Scientific Games, MDI and IGT On-line Systems), contributed to major international growth and business development (specifically in South America and Europe) and significantly enhanced shareholder value. Before working at Scientific Games, Mr. Weil was a senior management consultant at Monitor Company, a top-ten strategic planning and corporate development firm. Mr. Weil holds a Bachelor of Engineering Degree from Ryerson University in Toronto, and an MBA from New York University Stern School of Business.

15.4.       Audit Committee Oversight

Each recommendation of the Audit Committee to nominate or compensate an external auditor was adopted by the Company’s board of directors during the most recently completed financial year.

15.5.       Reliance on Certain Exemptions

Jordon Banks and Geoffrey Rotstein resigned from the board of directors of the Corporation effective as of November 27, 2008.  Prior to their resignation, Mr. Banks and Mr. Rotstein were both members of the Company’s Audit Committee. Following their resignation, Lorne Abony, Justin F. Beckett and Richard Weil were appointed and confirmed members of the Audit Committee by the Company’s board of directors. In making these appointments, the Company’s board of directors are relying on the exemption in section 3.5 of National Instrument 52-110 – Audit Committees until the Company’s next annual meeting, at which time the Company will be appointing three independent and financially literate directors to the Audit Committee.

15.6.       External Auditor Service Fees

In 2007 and 2008, the Company incurred fees to its external auditors, BDO Seidman LLP and Singer Lewak Greenbaum & Goldstein LLP as follows:

Description	2007		2008
Audit Fees	$313,416	(1)	$128,000	(1)
Audit – Related Fees	$619,505	(2)	$273,537	(1)
Tax Fees	Nil		Nil
All Other Fees	Nil		Nil

Notes:

(1)   Fees were payable to BDO Seidman LLP.

(2)   Of these fees, approximately US$165,600 was payable to BDO Seidman LLP and US$453,905 was payable to Singer Lewak Greenbaum & Goldstein LLP.

(a)           “Audit Fees” means the aggregate fees billed by the issuer’s external auditor(s) for the last fiscal year for audit services.

(b)           “Audit-Related Fees” means the aggregate fees billed for the last fiscal year for assurance and related services by the issuer’s external auditor that are reasonably related to the performance of the audit or review of the issuer’s financial statements and are not reported under clause (a) above, including assistance with specific audit procedures on interim financial information.

(c)           “Tax Fees” means the aggregate fees billed in the last fiscal year for professional services rendered by the issuer’s external auditor for tax compliance, tax advice and tax planning.

(d)           “All Other Fees” means the aggregate fees billed in the last fiscal year for products and services provided by the issuer’s external auditor, other than the services reported under clauses (a), (b) and (c), above.

16.          ADDITIONAL INFORMATION

Additional information relating to Company may be found on SEDAR at www.sedar.com. Additional financial information is provided in the Company’s annual audited financial statements and management’s discussion & analysis for the year ended December 31, 2008. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, where application, is contained in the Company’s information circular for its most recent annual meeting of securityholders.

Schedule A

Audit Committee Charter

Please see attached.

Audit Committee Charter

FLUID MUSIC CANADA, INC.

CHARTER OF THE AUDIT COMMITTEE

GENERAL

1.             PURPOSE AND RESPONSIBILITIES OF THE COMMITTEE

1.1           Purpose

The primary purpose of the Committee is to assist Board oversight of:

(a)           the integrity of Fluid Music’s financial statements;

(b)           Fluid Music’s compliance with legal and regulatory requirements;

(c)           the External Auditor’s qualifications and independence;

(d)           the performance of Fluid Music’s External Auditor; and

(e)           the effectiveness of Fluid Music’s internal controls environment.

2.           DEFINITIONS AND INTERPRETATION

2.1          Definitions

In this Charter:

(a)           “Board” means the board of directors of Fluid Music;

(b)           “Chairman” means the Chairman of the Committee;

(c)           “Committee” means the audit committee of the Board;

(d)           “Director” means a member of the Board;

(e)           “External Auditor” means Fluid Music’s independent auditor; and

(f)            “Fluid Music” means Fluid Music Canada, Inc.

2.2           Interpretation

The provisions of this Charter are subject to the provisions of Fluid Music’s Articles of Continuance, and to applicable legislation.

CONSTITUTION AND FUNCTIONING OF THE COMMITTEE

3.             ESTABLISHMENT AND COMPOSITION OF THE COMMITTEE

3.1           Establishment of the Audit Committee

The Committee is hereby continued with the constitution, function and responsibilities herein set forth.

3.2           Appointment and Removal of Members of the Committee

(a)                                  Board Appoints Members. The members of the Committee shall be appointed by the Board, having considered the recommendation of the Compensation and Governance Committee of the Board.

(b)                                 Annual Appointments. The appointment of members of the Committee shall take place annually at the first meeting of the Board after a meeting of the shareholders at which Directors are elected, provided that if the appointment of members of the Committee is not so made, the Directors who are then serving as members of the Committee shall continue as members of the Committee until their successors are appointed.

(c)                                  Vacancies. The Board may appoint a member to fill a vacancy which occurs in the Committee between annual elections of Directors.

(d)                              Removal of Member. Any member of the Committee may be removed from the Committee by a resolution of the Board.

3.3           Number of Members

The Committee shall consist of three (3) or more Directors.

3.4           Independence of Members

Each member of the Committee shall be independent for the purposes of all applicable regulatory and stock exchange requirements including, without limitation, those of the Toronto Stock Exchange and Multilateral Instrument 52-110 of the Canadian Securities Administrators (unless such member is exempt from such requirement).

3.5           Financial Literacy

(a)           Financial Literacy Requirement. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

(b)           Definition of Financial Literacy. “Financially literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Fluid Music’s financial statements.

3.6           Audit Committee Financial Expert

(a)           Attributes of an Audit Committee Financial Expert. To the extent possible, the Board will appoint to the Committee at least one Director who has the following attributes:

(i)           an understanding of generally accepted accounting principles (“GAAP”) and financial statements;

(ii)          ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(iii)         experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Fluid Music’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(iv)        an understanding of internal controls and procedures for financial reporting; and

(v)         an understanding of audit committee functions.

(b)           Experience of the Audit Committee Financial Expert. To the extent possible, the Board will appoint to the Committee at least one Director who acquired the attributes in (a) above through:

(i)            education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions (or such other qualification as the Board interprets such qualification in its business judgment);

(ii)           experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(iii)          experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

(iv)          other relevant experience.

3.7           Board Approval Required

No member of the Committee shall serve on more than three (3) public company audit committees without the approval of the Board.

4.             COMMITTEE CHAIRMAN

4.1           Board to Appoint Chairman

The Board shall appoint the Chairman from the members of the Committee who are non-executive Directors (or, if it fails to do so, the members of the Committee shall appoint the Chairman of the Committee from among its members).

4.2           Chairman to be Appointed Annually

The designation of the Committee’s Chairman shall take place annually at the first meeting of the Board after a meeting of the members at which Directors are elected, provided that if the designation of Chairman is not so made, the Director who is then serving as Chairman shall continue as Chairman until his or her successor is appointed.

5.             COMMITTEE MEETINGS

5.1           Quorum

A quorum of the Committee shall be two (2) members.

5.2           Secretary

The Chairman shall designate from time to time a person who may, but need not, be a member of the Committee, to be Secretary of the Committee.

5.3           Time and Place of Meetings

The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided, however, the Committee shall meet at least quarterly.

5.4           In Camera Meetings

As part of each meeting of the Committee at which the Committee recommends that the Board approve the annual audited financial statements or at which the Committee approves the quarterly financial statements, the Committee shall meet separately with each of:

(a)           management;

(b)           the External Auditor; and

(c)           the internal auditor (if any).

5.5           Right to Vote

Each member of the Committee shall have the right to vote on matters that come before the Committee.

5.6           Invitees

The Committee may invite Directors, officers and employees of Fluid Music or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee. The External Auditor shall receive notice of each meeting of the Committee and shall be entitled to attend any such meeting at Fluid Music’s expense.

5.7           Regular Reporting

The Committee shall report to the Board at the Board’s next meeting the proceedings at the meetings of the Committee and all recommendations made by the Committee at such meetings.

6.             AUTHORITY OF COMMITTEE

6.1           Retaining and Compensating Advisors

The Committee shall have the authority to engage independent counsel and other advisors as the Committee may deem appropriate in its sole discretion and to set and pay the compensation for any advisors employed by the Audit Committee. The Committee shall not be required to obtain the approval of the Board in order to retain or compensate such consultants or advisors.

6.2           Subcommittees

The Committee may form and delegate authority to subcommittees if deemed appropriate by the Committee.

6.3           Recommendations to the Board

The Committee shall have the authority to make recommendations to the Board, but shall have no decision-making authority other than as specifically contemplated in this Charter.

7.             REMUNERATION OF COMMITTEE MEMBERS

7.1           Remuneration of Committee Members

Members of the Committee and the Chairman shall receive such remuneration for their service on the Committee as the Board may determine from time to time.

7.2         Directors’ Fees

No member of the Committee may earn fees from Fluid Music or any of its subsidiaries other than directors’ fees (which fees may include cash and/or shares or options or other in-kind consideration ordinarily available to directors, as well as all of the regular benefits that other directors receive). For greater certainty, no member of the Committee shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from Fluid Music or any of its subsidiaries.

SPECIFIC DUTIES AND RESPONSIBILITIES

8.           INTEGRITY OF FINANCIAL STATEMENTS

8.1         Review and Approval of Financial Information

(a)                                  Annual Financial Statements. The Committee shall review and discuss with management and the External Auditor, Fluid Music’s audited annual financial statements and related MD&A together with the report of the External Auditor thereon and, if appropriate, recommend to the Board that it approve the audited annual financial statements.

(b)                                 Interim Financial Statements. The Committee shall review and discuss with management and the External Auditor and, if appropriate, approve, Fluid Music’s quarterly unaudited financial statements and related MD&A.

(c)                                  Material Public Financial Disclosure. The Committee shall discuss with management and the External Auditor:

(i)            the types of information to be disclosed and the type of presentation to be made in connection with earnings press releases;

(ii)          financial information and earnings guidance (if any) provided to analysts and rating agencies; and

(iii)         press releases containing financial information (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information).

(d)                                 Procedures for Review. The Committee shall be satisfied that adequate procedures are in place for the review of Fluid Music’s disclosure of financial information extracted or derived from Fluid Music’s financial statements (other than financial statements, MD&A and earnings press releases, which are dealt with elsewhere in this Charter) and shall periodically assess the adequacy of those procedures.

(e)                                  General. The Committee shall review and discuss with management and the External Auditor:

(i)            major issues regarding accounting principles and financial statement presentations, including any significant changes in Fluid Music’s selection or application of accounting principles;

(ii)           major issues as to the adequacy of Fluid Music’s internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies;

(iii)          analyses prepared by management and/or the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(iv)          the effect on Fluid Music’s financial statements of regulatory initiatives, as well as off-balance sheet transactions structures, obligations (including contingent obligations) and other relationships of Fluid Music with unconsolidated entities or other persons that have a material current or future effect on the financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses of Fluid Music;

(v)           the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

(vi)          any financial information or financial statements in prospectuses and other offering documents;

(vii)         the management certifications of the financial statements as required by applicable securities laws in Canada or otherwise;

(viii)        any other relevant reports or financial information submitted by Fluid Music to any governmental body, or the public; and

(ix)           funding and financial statements of Fluid Music’s pension or 401k plans, if any.

9.             EXTERNAL AUDITOR

9.1           External Auditor

(a)                                  Authority with Respect to External Auditor. As a representative of Fluid Music’s shareholders, the Committee shall be directly responsible for the appointment, compensation and oversight of the work of the External Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Fluid Music. In the discharge of this responsibility, the Committee shall:

(i)            have sole responsibility for recommending to the Board the audit firm to be proposed to Fluid Music’s shareholders for appointment as External Auditor for the above-described purposes as well as the responsibility for recommending such External Auditor’s compensation and determining at any time whether the Board should recommend to Fluid Music’s shareholders whether the incumbent External Auditor should be removed from office;

(ii)           review the terms of the External Auditor’s engagement, discuss the audit fees with the External Auditor and be solely responsible for approving such audit fees; and

(iii)          require the External Auditor to confirm in its engagement letter each year that the External Auditor is accountable to the Board and the Committee as representatives of shareholders.

(b)           Independence. The Committee shall satisfy itself as to the independence of the External Auditor. As part of this process the Committee shall:

(i)            assure the regular rotation of the lead audit partner as required by law and consider whether, in order to ensure continuing independence of the External Auditor, Fluid Music should rotate periodically, the audit firm that serves as External Auditor;

(ii)           require the External Auditor to submit on a periodic basis to the Committee, a formal written statement delineating all relationships between the External Auditor and Fluid Music and that the Committee is responsible for actively engaging in a dialogue with the External Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor and for recommending that the Board take appropriate action in response to the External Auditor’s report to satisfy itself of the External Auditor’s independence;

(iii)          unless the Committee adopts pre-approval policies and procedures, approve any non-audit services provided by the External Auditor and may delegate such approval authority to one or more of its independent members who shall report promptly to the Committee concerning their exercise of such delegated authority; and

(iv)          review and approve the policy setting out the restrictions on Fluid Music hiring partners, employees and former partners and employees of Fluid Music’s current or former External Auditor.

(c)           Issues between External Auditor and Management. The Committee shall:

(i)            review any problems experienced by the External Auditor in conducting the audit, including any restrictions on the scope of the External Auditor’s activities or access to requested information;

(ii)           review any significant disagreements with management and, to the extent possible, resolve any disagreements between management and the External Auditor; and

(iii)          review with the External Auditor:

(A)          any accounting adjustments that were proposed by the External Auditor, but were not made by management;

(B)           any communications between the audit team and audit firm’s national office respecting auditing or accounting issues presented by the engagement;

(C)           any management or internal control letter issued, or proposed to be issued by the External Auditor to Fluid Music; and

(D)          the performance of Fluid Music’s internal audit function and internal auditors.

(d)           Non-Audit Services.

(i)            The Committee shall either:

(A)          approve any non-audit services provided by the External Auditor or the external auditor of any subsidiary of Fluid Music to Fluid Music (including its subsidiaries); or

(B)           adopt specific policies and procedures for the engagement of non-audit services, provided that such pre-approval policies and procedures are detailed as to the particular service, the Committee is informed of each non-audit service and the procedures do not include delegation of the Committee’s responsibilities to management.

(ii)           The Committee may delegate to one or more members of the Committee the authority to pre-approve non-audit services in satisfaction of the requirement in the previous section, provided that such member or members must present any non-audit services so approved to the full audit committee at its first scheduled meeting following such pre-approval.

(iii)          The Committee shall instruct management to promptly bring to its attention any services performed by the External Auditor which were not recognized by Fluid Music at the time of the engagement as being non-audit services.

(e)                                  Evaluation of External Auditor. The Committee shall evaluate the External Auditor each year, and present its conclusions to the Board. In connection with this evaluation, the Committee shall:

(i)            review and evaluate the performance of the lead partner of the External Auditor;

(ii)           obtain the opinions of management and of the persons responsible for Fluid Music’s internal audit function with respect to the performance of the External Auditor; and

(iii)          obtain and review a report by the External Auditor describing:

(A)          the External Auditor’s internal quality-control procedures;

(B)           any material issues raised by the most recent internal quality-control review, or peer review, of the External Auditor’s firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the External Auditor’s firm, and any steps taken to deal with any such issues; and

(C)           all relationships between the External Auditor and Fluid Music (for the purposes of assessing the External Auditor’s independence).

(f)            Review of Management’s Evaluation and Response. The Committee shall:

(i)            review management’s evaluation of the External Auditor’s audit performance;

(ii)           review the External Auditor’s recommendations, and review management’s response to and subsequent follow-up on any identified weaknesses;

(iii)          receive regular reports from management and receive comments from the External Auditor, if any, on:

(A)          Fluid Music’s principal financial risks;

(B)           the systems implemented to monitor those risks; and

(C)           the strategies (including hedging strategies) in place to manage those risks; and

(iv)          recommend to the Board whether any new material strategies presented by management should be considered appropriate and approved.

10.          INTERNAL CONTROL AND AUDIT FUNCTION

10.1         Internal Control and Audit

In connection with Fluid Music’s internal audit function, the Committee shall:

(a)           review the terms of reference of the internal auditor and meet with the internal auditor as the Committee may consider appropriate to discuss any concerns or issues;

(b)           in consultation with the External Auditor and the internal audit group, review the adequacy of Fluid Music’s internal control structure and procedures designed to ensure compliance with applicable laws and regulations and any special audit steps adopted in light of material deficiencies and controls;

(c)           review management’s response to significant internal control recommendations of the internal audit group and the External Auditor;

(d)           review (i) the internal control report prepared by management , including management’s assessment of the effectiveness of Fluid Music’s internal control structure and procedures for financial reporting and (ii) the External Auditor’s attestation, and report, on the assessment made by management;

(e)           instruct the External Auditor to prepare an annual evaluation of Fluid Music’s internal audit group and reviewing the results of that evaluation; and

(f)            periodically review with the internal auditor any significant difficulties, disagreements with management or scope restrictions encountered in the course of the work of the internal auditor.

11.          OTHER

11.1         Risk Assessment and Risk Management

The Committee shall discuss Fluid Music’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

11.2         Related Party Transactions

The Committee shall review and approve all related party transactions in which Fluid Music is involved or which Fluid Music proposes to enter into.

11.3         Expense Accounts

The Committee shall review and make recommendations with respect to expense accounts, on an annual basis, submitted by the Chairman, CEO and President, and expense account policy, and rules relating to the standardization of the reporting on expense accounts.

11.4         Whistle Blowing

The Committee shall put in place procedures for:

(a)          the receipt, retention and treatment of complaints received by Fluid Music regarding accounting, internal accounting controls or auditing matters; and

(b)         the confidential, anonymous submission by employees of Fluid Music of concerns

(c)          regarding questionable accounting or auditing matters.

12.          ANNUAL PERFORMANCE EVALUATION

On an annual basis, the Committee shall follow the process established by the Board and overseen by the Compensation and Governance Committee for assessing the performance of the Committee.

13.          CHARTER REVIEW

The Committee shall review and assess the adequacy of this Charter annually and recommend to the Board any changes it deems appropriate.

, 2008